Contact:
Adam Bergman
Adam.Bergman@advanceautoparts.com

Direct:	540-561-8450
Fax	540-561-6445

ADVANCE AUTO PARTS REPORTS RECORD EPS OF $0.94 FOR FIRST QUARTER 2005
Same-Store Sales Grew 9.2% for the Quarter

ROANOKE, Va., May 18, 2005 — Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket retailer of parts, accessories, batteries and maintenance items, today announced record revenue and earnings for its first quarter ended April 23, 2005.

Earnings per diluted share for the first quarter were $0.94, a 38% increase compared to earnings per diluted share of $0.68 for the first quarter last year.

Net sales increased 12.1% in the quarter to $1.26 billion compared to $1.12 billion in the first quarter last year. Same-store sales grew 9.2% in the quarter, comprised of 5.1% do-it-yourself (DIY) same-store sales and 27.2% do-it-for-me (DIFM) same-store sales.

“Our team once again produced strong sales and earnings growth during the quarter,” said President and Chief Executive Officer Michael Coppola. “We are seeing strong demand from both our retail and commercial customers. We continue to focus on having the newest, most vibrant stores in our industry, with the right people, parts, and prices available to serve our customers’ automotive needs.”

First quarter gross margin improved to 47.8% of net sales, compared to 46.4% in the same quarter last year, primarily reflecting the positive impact of a more-favorable mix of higher-margin categories, as well as the impact of category management and supply-chain initiatives.

Selling, general and administrative (SG&A) expenses improved to 38.2% of net sales, compared to 38.4% in the first quarter last year, primarily as a result of the leverage caused by our higher comp-store sales.

First quarter operating margin rose to 9.6% of net sales compared to 8.0% in the first quarter last year.

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ADVANCE AUTO PARTS REPORTS RECORD EPS OF $0.94 FOR FIRST QUARTER 2005
May 18, 2005

Store Openings
During the first quarter, the Company opened 26 new stores, closed three stores, relocated 19 existing stores, and converted 68 stores to Advance’s 2010 format. The Company continues to expect an acceleration in store openings, with 150-175 new stores planned for 2005. In addition, the Company celebrated its entry into New Mexico, with the grand opening of its Clovis, NM store last month. This expands Advance’s footprint to 40 states in the continental United States (in addition to its stores in Puerto Rico and the Virgin Islands). The Company operated 2,675 stores as of April 23, 2005, of which 1,266 were the Company’s new 2010-format stores.

Guidance
As a result of its strong first-quarter results, the Company is raising its earnings per diluted share guidance for fiscal 2005 to a range of $3.04 to $3.14, representing an increase of 22% to 26% over fiscal 2004. For the second quarter, the Company is reiterating its earnings per diluted share guidance in the range of $0.82 to $0.88, representing an increase of 17% to 26% over earnings per diluted share of $0.70 in the second quarter last year. For the third quarter, the Company is initiating earnings per diluted share guidance in the range of $0.78 to $0.83, representing an increase of 15% to 22% over earnings per diluted share of $0.68 in the third quarter last year.

Mr. Coppola continued: “Our performance reflects continued execution toward achieving our four key goals: 1) Improving sales per store, 2) Expanding our operating margin, 3) Generating strong free cash flow, and 4) Improving our return on invested capital. We continue to see tremendous opportunity to drive improved performance, by continuing to implement our strategic initiatives and leveraging positive industry dynamics.”

“We remain committed to our goal of increasing our annual earnings per share 20% or more over the next several years,” Mr. Coppola said. “Our philosophy of investing for the long term is paying off, and we will continue to invest in our people, brand, and business to sustain our growth. We are pleased by our strong start to 2005, and believe we are well positioned to continue growing our market share.”

Annual Meeting Announcements
The Company’s Annual Meeting of Stockholders was held earlier today. At the meeting, stockholders:

•	Elected the following board nominees to the Company's Board of Directors:

•	John C. Brouillard
•	Lawrence P. Castellani
•	Michael N. Coppola
•	Darren R. Jackson
•	William S. Oglesby
•	Gilbert T. Ray
•	Carlos A. Saladrigas
•	William L. Salter

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ADVANCE AUTO PARTS REPORTS RECORD EPS OF $0.94 FOR FIRST QUARTER 2005
May 18, 2005

•	Francesca Spinelli, Ph.D
•	Nicholas F. Taubman

•	Ratified the audit committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2005.

The Company’s planned CEO transition from Larry Castellani to Mike Coppola also officially took place. Mr. Castellani continues to serve as the Company’s Chairman of the Board.

“It has been my privilege to lead this fine company for the past five years,” Mr. Castellani said. “I can’t think of a more able successor than Mike Coppola to drive Advance Auto Parts to even greater success in the years ahead. It has been a pleasure to work with such a dedicated and talented team, and I will continue to do so on a strategic basis as non-executive Chairman of the Board. I thank each and every member of our team for their hard work and determination to serve our customers better than anyone.”

Investor Conference Call
The Company will host a conference call tomorrow, May 19, 2005, at 8:00 a.m. Eastern Daylight Time to discuss its first quarter results. To listen to the live call, please log on to http://www.advanceautoparts.com, or dial 866.800.8651. The call will be archived on the Company’s website http://www.advanceautoparts.com until May 18, 2006.

About Advance Auto Parts
Headquartered in Roanoke, Va., Advance Auto Parts is the second-largest automotive aftermarket retailer of parts, accessories, batteries and maintenance items, in the United States, based on sales and store count. The Company serves both the do-it-yourself and professional installer markets.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These statements discuss, among other things, expected growth and future performance, including sales per store, operating margin, free cash flow, return on invested capital, and earnings per share for second quarter, third quarter and fiscal year 2005. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, and other factors disclosed in the Company’s 10-K for the fiscal year ended January 1, 2005, on file with the Securities and Exchange Commission. Actual results may materially differ from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of the news release and does not undertake to update or revise them, as more information becomes available.

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ADVANCE AUTO PARTS REPORTS RECORD EPS OF $0.94 FOR FIRST QUARTER 2005
May 18, 2005

-Financial Tables To Follow-

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	April 23, 2005	January 1, 2005	April 24, 2004

Assets
Current assets:
Cash and cash equivalents	$131,688	$56,321	$12,867
Receivables, net	91,233	101,969	94,299
Inventories, net	1,309,297	1,201,450	1,174,001
Other current assets	26,284	17,687	24,254

Total current assets	1,558,502	1,377,427	1,305,421

Property and equipment, net	810,342	786,212	710,503
Assets held for sale	17,407	18,298	21,113
Other assets, net	20,132	20,025	26,243

	$2,406,383	$2,201,962	$2,063,280

Liabilities and Stockholders’ Equity
Current liabilities:
Bank overdrafts	$21,588	$20,184	$26,942
Current portion of long-term debt	31,950	31,700	5,615
Financed vendor accounts payable	95,431	56,896	32,526
Accounts payable	676,626	587,948	603,148
Accrued expenses	240,146	198,479	187,646
Other current liabilities	70,101	65,918	66,658

Total current liabilities	1,135,842	961,125	922,535

Long-term debt	430,125	438,300	374,385
Other long-term liabilities	80,928	80,222	77,468
Total stockholders’ equity	759,488	722,315	688,892

	$2,406,383	$2,201,962	$2,063,280

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual reports, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Sixteen Week Periods Ended
April 23, 2005 and April 24, 2004
(in thousands, except per share data)
(unaudited)

	April 23, 2005	April 24, 2004

Net sales	$1,258,364	$1,122,918
Cost of sales, including purchasing and warehousing costs	657,433	602,020

Gross profit	600,931	520,898
Selling, general and administrative expenses	480,717	430,876

Operating income	120,214	90,022

Other, net:
Interest expense	(8,911)	(6,317)
Loss on extinguishment of debt	-	(244)
Other income, net	320	25

Total other, net	(8,591)	(6,536)

Income before provision for income taxes and
loss on discontinued operations	111,623	83,486
Provision for income taxes	42,976	32,143

Income from continuing operations	68,647	51,343
Discontinued operations:
Loss from operations of discontinued
wholesale distribution network	-	(85)
Benefit for income taxes	-	(33)

Loss on discontinued operations	-	(52)

Net income	$68,647	$51,291

Net income per basic share from:
Income from continuing operations	$0.96	$0.69
Loss on discontinued operations	-	-

	$0.96	$0.69

Net income per diluted share from:
Income from continuing operations	$0.94	$0.68
Loss on discontinued operations	-	-

	$0.94	$0.68

Average common shares outstanding ( a )	71,507	73,992
Dilutive effect of stock options	1,263	1,924

Average common shares outstanding - assuming dilution	72,770	75,916

(a)	Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter. At April 23, 2005 and April 24, 2004, we had 71,625 and 74,148 shares outstanding, respectively.

Note:	These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual reports, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Sixteen Week Periods Ended
April 23, 2005 and April 24, 2004
(in thousands)
(unaudited)

	April 23, 2005	April 24, 2004

Cash flows from operating activities:
Net income	$68,647	$51,291
Depreciation and amortization	35,010	31,338
(Benefit) provision for deferred income taxes	(2,640)	3,077
Other non-cash adjustments to net income	5,432	4,404
Decrease (increase) in :
Receivables, net	10,736	(9,500)
Inventories, net	(107,847)	(60,220)
Other assets	(8,558)	(11,211)
Increase in :
Accounts payable	88,678	34,873
Accrued expenses	40,791	12,755
Other liabilities	3,957	4,233

Net cash provided by operating activities	134,206	61,040

Cash flows from investing activities:
Purchases of property and equipment	(59,497)	(32,005)
Proceeds from sales of property and equipment	1,414	2,497

Net cash used in investing activities	(58,083)	(29,508)

Cash flows from financing activities:
Increase (decrease) in bank overdrafts	1,404	(4,143)
Increase in financed vendor accounts payable	38,535	32,526
Early extinguishment of debt	-	(60,000)
Net payments on credit facilities	(7,925)	(5,000)
Proceeds from exercise of stock options	6,999	3,089
Repurchase of common stock	(42,978)	-
Other net financing activities	3,209	3,376

Net cash used in financing activities	(756)	(30,152)

Increase in cash and cash equivalents	75,367	1,380
Cash and cash equivalents, beginning of period	56,321	11,487

Cash and cash equivalents, end of period	$131,688	$12,867

Note:	These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual reports, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Sixteen Week Periods Ended
April 23, 2005 and April 24, 2004
(in thousands)
(unaudited)

	April 23, 2005	April 24, 2004

Cash flows from operating activities	$134,206	$61,040
Cash flows used in investing activities	(58,083)	(29,508)

	76,123	31,532

Increase in financed vendor accounts payable	38,535	32,526

Free cash flow	$114,658	$64,058

Note: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.